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                                                                    EXHIBIT 99.1

      CHANCELLOR MEDIA COMPLETES WHITECO OUTDOOR ADVERTISING ACQUISITION

      - CHANCELLOR OUTDOOR IS THE NATION'S FIFTH LARGEST OUTDOOR COMPANY -

DALLAS, Tex., and MERRILLVILLE, Ind., December 1, 1998 -- Chancellor Media Corporation (Nasdaq:AMFM), today announced that it completed the acquisition of the Whiteco Outdoor Advertising division of Whiteco Industries, Inc. for $930 million plus an adjustment for working capital. The acquisition is expected to be accretive to Chancellor's 1999 after-tax cash flow by approximately $0.10 per share.

The Whiteco acquisition and Chancellor's purchase of Martin Media, L.P. in the third quarter positions Chancellor Outdoor Group as the fifth largest owner and operator of billboard display faces in the United States with over 36,000 outdoor advertising display faces in 37 states. Additionally, Chancellor Outdoor's assets overlap with approximately 50% of the radio markets served by Chancellor and 100% of the television markets served by LIN Television, which Chancellor agreed to acquire in July.

Jeffrey A. Marcus, President and Chief Executive Officer of Chancellor Media commented, "Formed in the last five months, the Chancellor Outdoor Group now has a broad national reach and will be a key growth catalyst for our company. I know that Jim McLaughlin, President of Chancellor Outdoor, along with the entire Chancellor management team are pleased to add these high quality, well-clustered assets. And, we are particularly delighted that the proven, results-oriented Whiteco Outdoor management team will be assuming prominent roles in building the success of the Chancellor Outdoor Group."

Chancellor Media Corporation is a diversified media company consisting of the Chancellor Radio Group, Chancellor Outdoor Group, Katz Media (a leading media representation firm), Chancellor Marketing Group, and the planned Chancellor Television Group. Reflecting announced transactions, Chancellor Radio Group will be the nation's largest radio broadcasting entity with over 465 stations in approximately 105 markets reaching a weekly listener base of over 65 million people. Through the AMFM Radio Network, Chancellor offers syndicated programming nationwide. Internationally, Chancellor has acquired Primedia Broadcast Group, Inc. which owns and operates eight FM radio stations in Puerto Rico. Chancellor Outdoor Group is the nation's fifth largest outdoor advertising company operating over 36,000 display faces in 37 states. Chancellor's Katz Media is the only full-service media representation firm in the United States serving multiple types of electronic media. Chancellor Marketing Group is a full service, sales promotion firm developing and integrating marketing programs for Fortune 1000 companies.

Upon consummation of announced transactions, in addition to radio, outdoor advertising, media representation and marketing operations, Chancellor will have significant television operations. Chancellor Television Group, through ownership and local marketing agreements, will operate 13 network-affiliated television stations in 8 markets.

This news announcement contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Key risks are described in Chancellor's reports filed with the U.S. Securities and Exchange Commission. Readers should note that these statements may be impacted by several factors, including economic changes and changes in the broadcasting industry generally and, accordingly, the Company's actual performance and results may vary from those stated herein and Chancellor undertakes no obligation to update the information contained herein.


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CONTACT:
Matthew E. Devine                               Joseph N. Jaffoni
Chief Financial Officer                         David C. Collins
Chancellor Media Corporation                    Jaffoni & Collins Incorporated
214/922-8700                                    212/835-8500;amfm@jcir.com